Consent of Independent Registered Public Accounting Firm

Gulf Resources, Inc.
No. 99, Wenchang Road
Chenming Industrial Park
Shouguang City
Shandong
China

We hereby consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-140971 and Form S-3 No. 333-168591) of Gulf Resources, Inc. and in the related Prospectuses of our reports dated March 16, 2011, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Gulf Resources, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ BDO Limited

BDO Limited
Hong Kong

March 16, 2011